Exhibit 10.51

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Employment Agreement”) is made and entered into as of the      day of March, 2004, by and among Danka Office Imaging Company (“Danka Office Imaging”), Danka Business Systems PLC (“Danka Business Systems”), Danka Holding Company (“Danka Holding”), and Forrest Mark Wolfinger, an individual (“Executive”). Danka Office Imaging, Danka Business Systems, and Danka Holding are collectively referred to herein as the “Company.”

WITNESSETH:

WHEREAS, Executive is a party to an employment agreement dated as of August 15, 2000 between Danka Office Imaging and Executive and Executive is also a party to a change of control agreement, dated as of November 6, 1998 by and among Danka Office Imaging, Danka Business Systems, and the Executive (Change in Control Agreement”);

WHEREAS, the Company wishes to assure itself of the services of Executive, on the terms and conditions set forth herein; and Executive desires to be so employed by the Company on said terms.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

2. CAPACITY AND DUTIES. Executive is and shall be employed in the capacity of Executive Vice President and Chief Financial Officer (“CFO”) of the Company and shall have such other duties, responsibilities and authorities as are assigned to him by the Chief Executive of the Company or his designee, as long as such additional duties, responsibilities and authorities are consistent with Executive’s position and level of authority as the CFO of the Company. Executive shall report directly to the Chief Executive of the Company. Executive agrees to discharge his obligations hereunder and perform his duties in accordance with the general policies established by the Board of Directors of the Company (“Board”).

3. EMPLOYMENT TERM. Employment of Executive by the Company pursuant to this Employment Agreement shall begin on April 1, 2004 and continue until March 31, 2005; provided, that commencing on April 1, 2005, and each one-year anniversary thereafter, the term of this Employment Agreement shall automatically be extended for one additional year (A) unless at least thirty (30) days prior to any such anniversary either party shall notify the other in writing that it does not wish to extend the term of this Employment Agreement beyond the then applicable expiration date or (B) unless sooner terminated in accordance with the terms and conditions of this Employment Agreement. References herein to the “Term” of this Employment Agreement shall mean the initial term and any extension of such initial term under this Section 3.

4. PLACE OF EMPLOYMENT. Executive’s principal place of work shall be located at the Company’s headquarters in the Tampa-St. Petersburg, Florida metropolitan area, but Executive acknowledges and agrees he nevertheless shall need to undertake national and international business travel as necessary in connection with his performance of his duties under this Employment Agreement.

5. COMPENSATION.

(a) Salary. During the Term and subject to all the terms and conditions of this Employment Agreement, the Company shall pay Executive an annual base salary (the “Annual Base Salary”), payable in a manner consistent with the Company’s payroll procedures for U.S. salaried employees. Executive’s initial Annual Base Salary shall be $350,000.00. Executive’s Annual Base Salary shall be subject to review within six (6) months of execution of this Agreement. The review will be conducted by the committee established by the Company to satisfy the audit committee requirement under the Sarbanes-Oxley Act of 2002 and Executive’s Annual Base Salary may be adjusted as deemed appropriate, but shall not be reduced.

(b) Performance Bonuses. In addition to the Annual Base Salary, Executive shall be entitled to receive an annual bonus opportunity under the performance bonus plan (“Performance Bonus Plan”) developed by the Human Resources Committee of the Board of Directors (“H.R. Committee”); provided, however, that beginning with the Company’s Fiscal Year 2005 any bonus that becomes payable to Executive under the Performance Bonus Plan shall be subject to review by the committee established by the Company to satisfy the audit committee requirement under the Sarbanes-Oxley Act of 2002 (the “Act”) and may be adjusted upon the Audit Committee’s reasonable determination that Executive has materially failed to meet Executive’s obligations under the Act. Upon the Company’s achievement of one hundred percent (100%) of the budgeted target levels of the Performance Bonus Plan, the Company shall pay Executive a bonus equal to 60% of Executive’s Base Salary. The amount of the bonus payable for achievement of more or less than one hundred percent (100%) of the budgeted target levels in the Performance Bonus Plan shall be calculated pursuant to the Performance Bonus Plan. The Company shall pay any bonus earned by Executive in a lump sum cash payment as promptly after the end of the relevant accounting period as the H.R. Committee is able to certify the Company’s achievement of the relevant financial goals, subject to any deferral election made by Executive under the terms of the Company’s deferred compensation plan for U.S. executives.

6. ADDITIONAL COMPENSATION AND BENEFITS. During the Term, the Company shall pay to or provide Executive with the following additional compensation and benefits:

(a) Stock Options. Subject to Executive’s satisfaction of certain performance criteria established by the H.R. Committee in its discretion, Executive shall be eligible to receive stock option awards on such basis and at such times as the H.R. Committee may determine to be equitable and consistent with Executive’s position and performance; provided, however, that any such stock option shall be granted with an exercise price that is no less than the fair market value of the underlying stock on the date option is granted.

(b) Insurance. The Company shall provide Executive and his dependents with health, dental, short term disability, long term disability, and life benefits which shall be no less favorable than that from time to time made available to other senior executives of the Company located in the United States.

(c) 401K Plan. Executive shall be entitled to participate in the Company’s 401K plan in accordance with its terms and conditions.

(d) Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each year during the Term, prorated for partial years. Such vacation shall be subject to the Company’s policies and procedures for senior executives.

(e) Business Expenses. The Company shall promptly reimburse Executive for all reasonable, ordinary and necessary expenses he incurs in connection with his employment by the Company (including, but not limited to, automobile and other business travel, and customer entertainment expenses) on the same basis as other senior executives of the Company.

(f) Other Employee Benefits. Executive shall also be entitled to participate in any other fringe benefits, bonuses, and similar programs in accordance with the terms of such programs, including regular holidays, and shall be eligible to participate in all plans or arrangements maintained by the Company for the benefit of its employees or officers, including without limitation all compensation, welfare, bonus, incentive, retirement, thrift, pension, profit sharing, deferred compensation, employee loan, and insurance plans or arrangements. Executive shall at all times be eligible to receive benefits no less favorable than those which other senior executives are eligible to receive.

7. TERMINATION BY THE COMPANY OR BY EXECUTIVE. This Employment Agreement may be terminated as follows:

(a) By the Company.

(i) For Cause. The Company may terminate this Employment Agreement and Executive’s employment with the Company at any time for Cause (as defined in Section 9) (“Cause Termination”); provided, however, that the Company shall give Executive written notice of Cause Termination specifying the reason for the termination and shall give Executive an opportunity to address the Board before he is terminated for Cause.

(ii) By Company Notice. The Company may terminate this Employment Agreement and Executive’s employment with the Company upon thirty (30) days written notice for any reason not included in the definition of Cause (“Company Notice Termination”).

(iii) Failure to Extend the Term. Any failure by the Company (other than for Cause (as defined in Section 9)) to extend the Term pursuant to Section 3 shall be referred to herein as a “Failure to Extend the Term.”

(b) Death or Disability. This Employment Agreement and Executive’s employment with the Company will terminate immediately upon Executive’s death or Disability (as defined in Section 9). If either party terminates Executive’s employment due to Disability, the terminating party shall give the other party written notice to that effect, and the termination shall be referred to herein as a “Disability Termination.”

(c) By Executive.

(i) For Good Reason. Executive may terminate this Employment Agreement and Executive’s employment by the Company at any time for Good Reason (as defined in Section 9) (“Good Reason Termination”) by giving written notice of termination specifying the reason for the termination. In the event the Company disputes Executive’s Good Reason Termination, the Company shall notify Executive in writing of such dispute within ten (10) days of receiving notice of such termination for Good Reason. If the Company does not so notify Executive within the ten (10) day period, the Company shall be deemed to have accepted Executive’s determination of Good Reason.

(ii) By Executive Notice. Executive may terminate this Employment Agreement and Executive’s employment with the Company for any reason not included in the definition of Good Reason by giving the Company thirty (30) days written notice of such termination (“Executive Notice Termination”).

8. PAYMENTS UPON TERMINATION.

(a) Company Notice Termination, Good Reason Termination and Failure to Extend the Term. In the event of a Company Notice Termination, a Good Reason Termination or a Failure to Extend the Term, the Company shall pay to Executive termination payments in an amount equal to the greater of (A) two (2) times Executive’s Annual Base Salary at the rate in effect on the date the notice of the Good Reason Termination or Company Notice Termination is given or the date the Company delivers its notice to Executive that it does not wish to extend the Term (as applicable) or (B) $700,000.00. The Company shall deliver a lump sum payment equal to one-half (1/2) of such amount to Executive by wire transfer or cashier’s check within ten (10) business days after the termination of employment. The remainder shall be paid (without interest) to Executive in a series of twelve (12) equal monthly payments, beginning on the first anniversary of the date of termination. These payments shall be offset by any amounts the Company pays to Executive as annual salary for his services during the notice period following the date the Company Notice Termination was given or the date the Company delivered its notice to Executive that it did not wish to extend the Term (as applicable), but shall not be offset by any amounts Executive may receive as compensation for services he performs for any other employer after his employment with the Company terminates. In addition, the Company shall continue to provide Executive and his family, for a period of twenty-four (24) months after the date of termination, with the same benefits coverage being provided to Executive under Section 6(b) on the date the notice of termination is given; provided that the Company shall have no obligation to continue to provide Executive with these benefits for any period after the date Executive obtains comparable benefits (with no significant pre-existing condition exclusions) as a result of Executive’s employment in a new position; provided, further, that in the event the Company is unable to provide Executive with the insurance benefit coverage required under this provision, then the Company shall pay Executive cash equal to the value of the insurance benefit coverage (based upon the cost to Executive to obtain comparable benefits at standard rates). Executive shall also be entitled to any of his Annual Base Salary accrued through the date of termination, payments for any accrued but unused vacation for the year of termination, any bonuses earned but not previously paid with respect to the accounting period of the Company most recently ended, and any vested benefits payable to Executive under the terms of any deferred compensation plan, 401K plan, stock option plan, or other benefit plans maintained by the Company in which Executive participated. Additionally, notwithstanding the terms of the Company’s stock option plan(s), upon a Company Notice Termination, a Good Reason Termination or a Failure to Extend the Term, and subject to the Executive’s adherence to the terms of such non-competition, confidentiality and similar restrictive covenants as the H.R. Committee may require to be included in the relevant stock option agreements, (i) all stock options received by Executive shall become fully vested and immediately exercisable and shall remain exercisable for a period of not less than thirty-six (36) months (but no later than the expiration of any such stock option’s original term) and (ii) any performance conditions to which a stock option grant to Executive is subject may be waived by the H.R. Committee in its discretion, and the underlying stock option shall become fully vested and exercisable for a period of not less than thirty-six (36) months (but no later than the expiration of any such stock option’s original term).

(b) Cause or Disability Termination and Executive Notice Termination. In the event of a Cause Termination, Executive Notice Termination or Disability Termination, Executive shall be entitled to receive any of his Annual Base Salary accrued through the date of termination, any accrued but unpaid vacation pay for the year of termination, any bonuses earned but not previously paid with respect to the accounting period of the Company most recently ended, and any vested benefits payable to Executive under the terms of any deferred compensation plan, 401K plan, stock option plan, or other plans maintained by the Company in which Executive participates.

(c) Death. Upon Executive death during the Term, Executive’s estate shall be entitled to receive any of his Annual Base Salary accrued through the date of death, any accrued but unpaid vacation pay for the year of death, any bonuses earned but not previously paid with respect to the accounting period of the Company most recently ended, and a pro-rata portion of the performance bonus under Section 5(b) to which Executive would have been entitled in the year of death if he had remained employed. In addition, the Company shall pay any death benefits owed in respect of Executive under the terms of any life insurance plan, retirement or deferred compensation plan, or other benefit plan of the Company, to Executive’s surviving spouse or such other beneficiary as Executive has designated.

9. DEFINITIONS. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this

Section 9 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:

(a) Cause. For purposes of this Employment Agreement, the term “Cause” shall mean and be limited to:

(i) Executive was convicted of a felony or entered a guilty or nolo contendere plea to such a crime;

(ii) Executive was convicted of any lesser crime involving dishonesty, fraud or moral turpitude;

(iii) Executive’s gross negligence in, or willful failure to substantially perform his material duties in accordance with Section 2 herein (other than any such failure resulting from Executive’s Disability, as defined herein); provided, however, that such gross negligence or willful failure shall not be considered Cause unless it continues after the Company has made a written demand for substantial performance on Executive and Executive has failed to correct the acts or omissions complained of after a reasonable opportunity (of not less than sixty (60) days) to do so;

(iv) The H.R. Committee’s determination that Executive (a) has undertaken to provide any chief financial officer certification required under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) without taking reasonable and appropriate steps to determine whether the certification was accurate or (b) failed to fulfill any of his material duties under, or violated any material provision of, the Sarbanes-Oxley Act, including, but not limited to, failing to establish and administer effective systems and controls necessary for the Company to timely and accurately file its financial reports pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934. (In this paragraph the term “material” shall be defined as such violation which could reasonably be expected to result in civil and/or criminal penalties to Executive or Company).

(v) Executive’s failure to achieve the reasonable, specified performance objective established and presented to Executive by the Company’s Chief Executive Officer, and only after Executive has been provided no less than 180 days prior notice of Executive’s failure to achieve such objective with reasonable allocation of resources to Executive by Company to achieve such objective during the notice period.

(b) Disability. For purposes of this Employment Agreement, the term “Disability” shall mean the inability of Executive to perform Executive’s essential duties and responsibilities (even with reasonable accommodation) under this Employment Agreement for a period of one hundred and eighty (180) consecutive days during any twelve (12) month period by reason of Executive’s mental or physical disability. Both the Company and Executive may appoint a qualified physician to determine whether Executive is Disabled. If those physicians cannot agree, the physicians shall mutually appoint a third qualified physician, whose determination of whether Executive has a Disability shall be final.

(c) Good Reason. For purposes of this Employment Agreement, the term “Good Reason” shall mean:

(i) the Company materially breaches a term of this Employment Agreement (including, without limitation, the failure of the Company to pay or provide in any material respect Executive any of the compensation or benefits to which he is entitled under this Employment Agreement), which breach was not corrected by the Company within thirty (30) days after receiving written notice of such breach from Executive;

(ii) the relocation of Executive’s principal office, without Executive’s prior written consent, more than forty (40) miles away from the Company’s current headquarters in Tampa-St. Petersburg, Florida.;

(iii) there has been a material change (without Cause) in Executive’s status, position, duties, responsibilities (including reporting responsibilities), authority, or titles, which change was not withdrawn or rescinded by the Company within thirty (30) days after receiving written notice of objection to such change from Executive;

(iv) any removal of Executive from the position of Executive Vice President and Chief Financial Officer of the Company (except as a result of his death or Disability or for Cause);

(v) (A) the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, disability or other group benefit plan) in which Executive participates or any material fringe benefit or perquisite enjoyed by him, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan or unless such plan has been discontinued for senior executives of the Company, or (B) the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder (unless such failure or action affects senior executives of the Company equally), provided that Executive continues to meet substantially all eligibility requirements thereof; or

(vi) (A) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan or unless such plan has been discontinued for senior executives of the Company, or the failure by the Company to continue Executive’s participation therein, or any action by the Company that would directly or indirectly materially reduce his participation therein or reward opportunities thereunder (unless such failure or action affects senior executives of the Company equally), provided that Executive continues to meet substantially all eligibility requirements thereof, and further provided that, if the terms of any incentive compensation plan assign the H.R. Committee discretion to grant awards, any exercise of such discretion by the H.R. Committee that does not result in an award to Executive for a relevant period shall not by itself constitute “Good Reason;”

(vii) the failure of the Company to obtain a satisfactory agreement from any successor or assignee of the Company to assume and agree to perform this Employment Agreement.

(d) Restricted Area. For purposes of this Employment Agreement, Executive agrees that due to the Company’s engaging in business throughout the world, it is reasonable that the term “Restricted Area” shall mean the entire world.

10. NON-COMPETITION AND CONFIDENTIALITY.

(a) Non-Competition. During the term and, if Executive receives payments under Section 8(a) for a period of twenty-four (24) months following the termination of Executive’s employment hereunder for any reason specified in the Employment Agreement, Executive shall not, in the Restricted Area, directly or indirectly, enter the employ of, or render any services comparable to those provided pursuant to this Employment Agreement to, any person, firm or corporation engaged in any business competitive with the businesses engaged in by the Company; further, Executive shall not engage in such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section 10 shall be deemed to prohibit Executive from acquiring, solely as an investment, a less than one percent (1%) interest in the equity of any publicly traded corporation or limited partnership.

(b) Non-Solicitation of Employees. During the Term and for a period of twenty-four (24) months following the termination of Executive’s employment hereunder for any reason specified in the Employment Agreement, Executive, except within the course of the performance of his duties hereunder, shall not solicit for employment any current employee of the Company, any constituent partner of the Company, or any of their respective parents, subsidiaries, or affiliates, if Executive has had material business contact with such individual during the Term.

(c) Confidentiality. Executive shall not, during the Term and for a period of twenty - four (24) months following the termination of Executive’s employment hereunder for any reason specified in the Employment Agreement, disclose to any person, firm or corporation or otherwise use any confidential information regarding the customers, suppliers, market arrangements, or methods of operations of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, or affiliates or any other confidential information of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries or affiliates, except to the extent necessary to conduct the business of the Company, or to comply with law or the valid order of a governmental agency or court of competent jurisdiction. Without limiting the generality of the foregoing, the Parties acknowledge and agree that all information not otherwise generally known to the public relating to each of (i) this Agreement, or (ii) the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, or affiliates, is confidential and proprietary and is not to be disclosed for the period set forth above, to any persons or entities or otherwise used, except to the extent necessary to conduct the business of the Company, or to comply with law or the valid order of a governmental agency or court of competent jurisdiction.

(d) Rights to Innovations. Any invention, improvement, design, development or discovery conceived, developed, invented or made by Executive, alone or with others, during his employment hereunder and applicable to the business of the Company, its parents, subsidiaries or affiliates shall become the sole and exclusive property of the Company. Executive shall (i) disclose the same completely and promptly to the Company, (ii) execute all documents requested by the Company in order to vest in the Company the entire right, title and interest, in and to the same, (iii) execute all documents required by the Company for the filing, and prosecuting of such applications for patents, copyrights and/or trademarks, which the Company, in its sole discretion, may desire to prosecute, and (iv) provide to the Company, at the Company’s expense, all assistance it may reasonably require including, without limitation, the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company’s rights therein and thereto.

(e) Injunctive Relief. Any breach or threatened breach by Executive of any provision of this Section 10 shall cause the Company irreparable harm which cannot be remedied solely by damages. In the event of a breach or threatened breach by Executive of any of the provisions of this Section 10, the Company shall be entitled to injunctive relief restraining Executive. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity in the event of such breach or threatened breach, including the recovery of damages.

11. SUCCESSORS. This Employment Agreement shall be binding on the Company and any successor to its business or to a majority of its business assets and the Company shall require any successor in interest (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform this Employment Agreement; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

12. BINDING EFFECT. This Employment Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. MODIFICATION AND WAIVER. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing that specifies the specific provision affected, which writing shall be signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. AMENDMENTS. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in a writing that specifies the term or condition affected, which writing is signed by Executive and such officer of the Company as may be specifically designated by the Board.

15. SEVERABILITY. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

16. ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement and understanding of the Company and Executive in respect of the terms and conditions of Executive’s employment after the Commencement Date (other than any agreement governing Executive’s performance improvement goals), and supersedes all prior employment agreements, covenants or representations or warranties, whether oral or written, made by the parties, or any representative of the Company, with respect to such terms and conditions of employment (other than any agreement governing Executive’s performance improvement goals)]; provided, however, that this Employment Agreement does not supersede or affect the Change of Control Agreement between Executive and the Company dated 11/6/98.

17. NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same and shall be delivered (a) personally; (b) by telecopy transmission with a copy sent by U.S. mail, first class, postage prepaid; (c) by registered or certified mail (return receipt requested); or (d) by any national overnight courier service (with postage and other fees prepaid). All such notices, communications, and deliveries shall be addressed as follows:

If to the Company:

Danka Office Imaging Company

11201 Danka Circle North

St. Petersburg, Florida 33716

Attn: General Counsel

Telephone No.: (727) 622-2801

Telecopy No.: (727) 622-2880

and:

Danka Business Systems PLC

Masters House

107 Hammersmith Road

London, England w14 OQH

Attn: Secretary]

If to the Executive:

Forrest Mark Wolfinger

1817 Brightwater Drive

St. Petersburg, Florida 33704

with a copy to:

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person (by courier service or otherwise), (b) upon transmission by facsimile if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (c) on the fifth (5th) business day after it is mailed by registered or certified mail.

18. GOVERNING LAW. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Florida.

19. ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement or the breach thereof, including a claim for injunctive relief, shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “Rules”) in effect at the time demand for arbitration is made by any party. The arbitrators shall decide whether an issue is arbitrable under the Employment Agreement. This arbitration shall be conducted before three (3) arbitrators. One arbitrator shall be named by the Company, a second shall be named by Executive, and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. The arbitration shall occur in St. Petersburg, Florida or such other location as may be mutually agreed to by the Company and Executive. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code, as amended.

20. NO MITIGATION OR OFFSET. Executive shall not be required to mitigate the amount of any severance or termination payment provided for in this Employment Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Employment Agreement be reduced by any compensation or income Executive may receive from any source. In addition, no payments to Executive under this Employment Agreement may be subject to any offset or setoff due to any claim the Company, or its parents, affiliates, or subsidiaries, may have against Executive.

21. ATTORNEYS’ FEES. The Company will promptly reimburse Executive for all reasonable attorneys’ fees (for counsel selected by Executive) and expenses arising out of any dispute under or in connection with this Employment Agreement (whether litigation or arbitration) if Executive is the prevailing party, and Executive will promptly reimburse the Company for all reasonable attorneys’ fees (for counsel selected by the Company) and expenses arising out of any dispute under or in connection with this Employment Agreement (whether litigation or arbitration) if the Company is the prevailing party. The Company agrees to pay Executive up to $5,000.00 for Executive’s reasonable attorneys’ fees and expenses incurred in negotiating and drafting this Employment Agreement. The normal rates of the attorneys chosen by Executive shall be deemed to be reasonable.

22. SOURCE OF PAYMENTS. All salary, bonus, severance, and all other payments to Executive under this Employment Agreement shall be paid to Executive by the Company through its U.S. payroll system and shall be made in cash in U.S. dollars. If the Company should fail to make any such payment to Executive when due, Danka Office Imaging, Danka Holding, and Danka Business Systems shall be jointly and severally liable to Executive for such payments

23. WITHHOLDING. Notwithstanding any provision or inference herein to the contrary, and unless otherwise agreed by the Company and Executive, the Company shall deduct from all amounts paid under this Employment Agreement any taxes required by law to be withheld with respect to such payments.

24. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Employment Agreement and that the performance of its obligations under this Employment Agreement will not violate any agreement between it and any other person, firm, or organization.

25. COUNTERPARTS. This Employment Agreement may be executed in more than one (1) counterpart and each counterpart shall be considered an original.

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Executive as of the date first above written.

SIGNATURES ON FOLLOWING PAGE

DANKA BUSINESS SYSTEMS PLC

/s/ P. Lang Lowrey III

By:	P. Lang Lowrey III

Title:	CEO and Chairman of the Board

DANKA HOLDING COMPANY

/s/ P. Lang Lowrey III

By:	P. Lang Lowrey III

Title:	CEO and Chairman of the Board

DANKA OFFICE IMAGING COMPANY

/s/ P. Lang Lowrey III

By:	P. Lang Lowrey III

Title:	CEO and Chairman of the Board

EXECUTIVE

/s/ Forrest Mark Wolfinger

Forrest Mark Wolfinger